Exhibit 16

Securities and Exchange Commission

450 5th Street N.W.

Washington, D.C.  20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on June 15, 2004, which is being filed by our former client, Troy Group, Inc. (“Troy”).  We have read Item 4 of Troy’s Form 8-K dated June 18, 2004 and have the following comments:

1.               We agree with the statements made by Troy in the second half of the second sentence of the first paragraph, the first and second sentences of the second paragraph, and the third and fourth paragraphs in their entirety, in response to that Item insofar as they relate to our firm.

2.               We are not in the position to agree or disagree with the statements made by Troy in the first sentence and the first half of the second sentence in the first paragraph, the third sentence of the second paragraph, and the fifth paragraph.

Very truly yours,

/s/ BDO Seidman, LLP

Costa Mesa, California
June 18, 2004